Exhibit 5.2

ATTORNEYS AT LAW	VINSON & ELKINS L.L.P. 2300 FIRST CITY TOWER 1001 FANNIN STREET HOUSTON, TEXAS 77002-6760 TELEPHONE (713) 758-2222 FAX (713) 758-2346 www.velaw.com

May 20, 2004

Magellan Midstream Partners, L.P.

One Williams Center

Tulsa, Oklahoma  74172

Ladies and Gentlemen:

We have acted as counsel to Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”) in connection with the Partnership’s proposed issuance of $250,000,000 principal amount of 6.45% Senior Notes due 2014 (the “Notes”) pursuant to the Registration Statement on Form S-3 (Reg. No. 333-83952), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “1933 Act”).  A prospectus supplement dated May 20, 2004 (the “Prospectus Supplement”), which together with the prospectus (the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the 1933 Act.

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion including, but not limited to, the form of the Indenture to be dated as of May 25, 2004 (the “Indenture”) between the Partnership and SunTrust Bank, as trustee, as supplemented by the form of the First Supplemental Indenture thereto to be dated May 25, 2004 (the “First Supplemental Indenture”), and the Underwriting Agreement (the “Underwriting Agreement”) dated May 20, 2004 by and among the Partnership, the underwriters named in Schedule I thereto (the “Underwriters”) and the other parties thereto.  In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Notes, when duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the First Supplemental Indenture and upon payment of the consideration therefore by the Underwriters as provided for in the Underwriting Agreement, will constitute legal, valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms, except as the enforceability thereof is subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or affecting creditors’

rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The opinions expressed herein are limited exclusively to the federal laws of the United States of America,  the Revised Uniform Limited Partnership Act of the State of Delaware and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.2 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal” in the Prospectus Supplement and the Prospectus.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.